Exhibit 99.1

Histogenics Corporation Announces the Appointment of David Gill to its Board of Directors and Chairman of Audit Committee

Financial Expert to Serve as Chairman of Histogenics Audit Committee

WALTHAM, MA, February 2, 2015 /PRNewswire/ – Histogenics Corporation (Nasdaq: HSGX), a regenerative medicine company focused on developing and commercializing products in the musculoskeletal space, today announced the appointment of David Gill to its board of directors and chairman of the audit committee. Mr. Gill is currently the Chief Financial Officer of EndoChoice, Inc., a medical device company which provides devices, diagnostics, infection control and imaging for specialists treating a wide range of gastrointestinal (GI) diseases.

“We are extremely pleased to welcome David to the Histogenics’ Board of Directors,” stated Adam Gridley, President and Chief Executive Officer of Histogenics. “David’s financial and industry expertise and experience make him an excellent choice for Histogenics as both a board member and Chairman of the Audit Committee. We look forward to David’s contributions as we build on the momentum of our recent IPO and collaboration with Intrexon Corporation, and execute against our strategy of introducing novel cartilage therapies for our patients and physicians.”

Mr. Gill joined EndoChoice as its Chief Financial Officer in August 2014. Prior to EndoChoice, Mr. Gill served as the Chief Financial Officer of INC Research, a clinical research organization, from February 2011 to August 2013 after having served as a board member and its audit committee chairman from 2007 to 2010. Prior to INC Research, Mr. Gill was the Chief Financial Officer of TransEnterix, Inc., a private medical device company from March 2009 to February 2011 and the Chief Financial Officer and Treasurer of NxStage Medical, Inc, a publicly-traded dialysis equipment company, from July 2005 to November 2006. Mr. Gill also served as a director and audit committee chairman on two public life science company boards, LeMaitre Vascular, Inc. and IsoTis OrthoBiologics, Inc. and several private life science companies from 2006 to 2009. Earlier in his career Mr. Gill served in a variety of senior executive leadership roles for several publically-traded companies including CTI Molecular Imaging, Inc., Interland Inc., Novoste Corporation, and Dornier Medical Systems.

Mr. Gill holds a B.S. degree, cum laude, in Accounting from Wake Forest University and an M.B.A. degree, with honors, from Emory University, and was formerly a certified public accountant. He currently serves on the board of Cempra, Inc. (CEMP) as chair of the audit committee and on the board of visitors of the Wake Forest University Divinity School.

About Histogenics Corporation

Histogenics is a regenerative medicine company focused on developing and commercializing products in the musculoskeletal segment of the marketplace. Histogenics’ regenerative medicine platform combines expertise in cell processing, scaffolding, tissue engineering, bioadhesives and growth factors to provide solutions that can be utilized individually or in concert to treat musculoskeletal-related conditions. Histogenics’ first investigational product candidate, NeoCart®, leverages its platform to provide an innovative treatment in the orthopedic space, specifically cartilage damage in the knee.